UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2008

Sepracor Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-19410	22-2536587
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 Waterford Drive Marlborough, MA	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (508) 481-6700

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                ☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

A Preliminary Injunction motion was filed on June 6, 2008 in the District Court for the District of Columbia by four Medicare beneficiaries currently utilizing XOPENEX® Inhalation Solution against CIGNA Government Services, LLC, or CIGNA; NHIC, Corp., which we refer to together with CIGNA as the Durable Medical Equipment Medicare Administrative Contractors, or DME-MACs; Kerry N. Weems, in his official capacity as Acting Administrator of the Centers for Medicare and Medicaid Services, or CMS; and Michael O. Leavitt, in his official capacity as Secretary of the Department of Health and Human Services, regarding the DME-MACs recent action to impose a least costly alternative, or LCA, policy on XOPENEX Inhalation Solution. The DME-MACs are responsible for administrating the Medicare Part B prescription drug benefit for respiratory products on behalf of CMS.  Sepracor is not a named party to the litigation, but its interest in the outcome of the litigation is aligned with that of the Medicare beneficiaries.  Accordingly, Sepracor plans to provide funding in support of this litigation and assistance to legal counsel for the Medicare beneficiaries.

In March 2006, the DME-MACs announced their intention to implement an LCA reimbursement action for XOPENEX Inhalation Solution, which if implemented would reduce the Medicare Part B reimbursement paid for XOPENEX Inhalation Solution to the level of generic racemic albuterol. In December 2006, CMS commenced a National Coverage Analysis, or NCA, to determine when use of nebulized levalbuterol in treating chronic obstructive pulmonary disease  in the Medicare population is reasonable and necessary. While the NCA for XOPENEX Inhalation Solution was pending, the DME-MACs announced that the proposed LCA would be stayed. On June 20, 2007, CMS announced its preliminary coverage determination, stating that, based on its review of the available data and comments submitted, it was unable to determine the criteria for when XOPENEX Inhalation Solution would be appropriate to use by the Medicare population and would instead defer this determination to the DME-MACs. On April 10, 2008, the DME-MACs announced their intention to implement the previously announced LCA, effective July 1, 2008.

The Preliminary Injunction motion seeks to halt the implementation of the LCA policy in advance of its July 1, 2008 effective date. If allowed to go forward, the LCA policy would reduce the level of payment for XOPENEX Inhalation Solution dispensed to Medicare Part B beneficiaries to that of generic racemic albuterol. At such a reimbursement rate, Sepracor would be unable to discount XOPENEX Inhalation Solution in the Medicare market and providers would no longer dispense XOPENEX Inhalation Solution to Medicare Part B beneficiaries.  In the motion, these beneficiaries, who rely on XOPENEX Inhalation Solution to treat their medical conditions, state that they would be denied access to this drug and would as a result suffer irreparable injury.  Both Sepracor and the Medicare beneficiaries believe that the LCA action by the DME-MACs is outside the scope of their authority and is contrary to the express intent of Congress which has been  enumerated in statutes, such as Medicare Modernization Act, the method that CMS and the DME-MACs must use to determine the payment rate for Medicare Part B inhalation drugs such as XOPENEX Inhalation Solution that are administered through durable medical equipment.

If the Preliminary Injunction is not successful and the LCA policy becomes effective, the level of payment for XOPENEX Inhalation Solution dispensed to Medicare Part B beneficiaries would be reduced to that of generic racemic albuterol and Sepracor’s revenues may be materially adversely affected.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sepracor Inc.

Date: June 6, 2008	By:	/s/ Andrew I. Koven
Name: Andrew I. Koven
Title: Executive Vice President, General Counsel and
Corporate Secretary